Bear Market Buffered Securities Based on the Performance of Copper due February 23, 2017
Principal at Risk Securities

Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-200365
August 17, 2015

PAYOFF DIAGRAM


$1,200 Maximum Payment at Maturity
$1,000 Stated Principal Amount
$1,400
$1,200
$1,000
$400
$200
$0
Payment at Maturity on the Bear Market Buffered Securities
-100%
-40%
-20%
0%
20%
40%
60%
80%
100%
15%
Percent Change in Final Commodity Price

KEY TERMS

Issuer	Morgan Stanley
Maturity date:	February 23, 2017
Underlying commodity:	Copper
Payment at maturity:	If the final commodity price is less than the initial commodity price: $1,000 + downside payment *In no event will the payment at maturity exceed the maximum payment at maturity.* ***The return on the securities will be a positive amount only if copper declines in value.*** If the final commodity price is greater than or equal to the initial commodity price but less than or equal to 115% of the initial commodity price, meaning the price has increased by an amount less than or equal to the buffer amount of 15%: $1,000 If the final commodity price is greater than 115% of the initial commodity price, meaning the price has increased by an amount greater than the buffer amount of 15%: $1,000 + [$1,000 x (commodity percent change + 15%) x downside factor] *Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.*
Buffer amount:	15%.
Maximum payment at maturity:	$1,200 per security (120% of the stated principal amount)
Downside payment:	$1,000 x commodity percent change
Commodity percent change:	(initial commodity price – final commodity price) / initial commodity price
Downside factor:	1.1765
Initial commodity price:	The commodity price on the pricing date
Final commodity price:	The arithmetic average of the commodity prices on each of the five final averaging dates
Commodity price:	On any trading day, the official cash offer price per tonne of Copper Grade A on the London Metal Exchange ("LME") for the spot market, stated in U.S. dollars, as determined by the LME on such date. *Reuters, Bloomberg and various other third party sources may report prices of the underlying commodity. If any such reported price differs from that as published by the relevant exchange for the underlying commodity, the price as published by such relevant exchange will prevail.*
Final averaging dates:	February 13, 2017, February 14, 2017, February 15, 2017, February 16, 2017 and February 17, 2017, subject to postponement for non-trading days and certain market disruption events.
CUSIP / ISIN:	61762GEP5 / US61762GEP54
Estimated value on the pricing date	Approximately $973.20 per security, or within $15.00 of that estimate. See "Summary of Pricing Supplement" in the accompanying preliminary pricing supplement.

The securities are for investors who seek a copper-based return and who are willing to risk their principal and forgo current income and a return above the maximum payment at maturity in exchange for the buffer feature, which applies to a limited range of positive performance of the underlying commodity, and the potential of receiving a positive return if the underlying commodity declines in value.

Unsecured obligations of Morgan Stanley maturing February 23, 2017. Denominations of $1,000 and integral multiples thereof.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

The securities are expected to price on August 21, 2015 and are expected to settle on August 26, 2015

Fees and Commissions:

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the issuer or one of its affiliates that will not exceed $12.50 per $1,000 principal amount of securities.

HYPOTHETICAL PAYMENTS AT MATURITY Assuming an Initial Commodity Price of $5,000

Final Commodity Price	Increase in the Value of the Underlying Commodity	Payment on Securities (per $1,000)	Total Return on Securities
$10,000.00	100.000%	$0.0000	-100.000%
$9,000.00	80.000%	$235.2941	-76.471%
$8,000.00	60.000%	$470.5882	-52.941%
$7,000.00	40.000%	$705.8824	-29.412%
$6,500.00	30.000%	$823.5294	-17.647%
$6,000.00	20.000%	$941.1765	-5.882%
$5,800.00	16.000%	$988.2353	-1.176%
$5,750.00	15.000%	$1,000.00	0.000%
$5,500.00	10.000%	$1,000.00	0.000%
$5,250.00	5.000%	$1,000.00	0.000%
$5,000.00	0.000%	$1,000.00	0.000%
$4,750.00	-5.000%	$1,050.00	5.000%
$4,500.00	-10.000%	$1,010.00	10.000%
$4,000.00	-20.000%	$1,200.00	20.000%
$3,000.00	-40.000%	$1,200.00	20.000%
$2,000.00	-60.000%	$1,200.00	20.000%
$1,000.00	-80.000%	$1,200.00	20.000%
$0.00	-100.000%	$1,200.00	20.000%

KEY RISKS / CONSIDERATIONS

- The securities do not pay interest or guarantee the return of any of your principal. As there is no minimum payment at maturity on the securities, you could lose your entire initial investment.
- You are exposed to the possibility of a loss of some or all of your investment if the underlying commodity increases in value.
- The appreciation potential of the securities is limited by the maximum payment at maturity.
- There are risks associated with an investment linked exclusively to the performance of copper, a single commodity.
- The securities are subject to the credit risk of Morgan Stanley.
- The amount payable on the securities is not linked to the commodity price at any time other than the final averaging dates.
- Investing in the securities is not equivalent to investing directly in or taking a short position in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.
- Legal and regulatory changes could adversely affect the return on and value of the securities.
- The securities will not be listed on any securities exchange and secondary trading may be limited.
- Additional risk factors can be found in the accompanying preliminary pricing supplement and the following pages of this document.

The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

You should read this document together with the accompanying preliminary pricing supplement describing the offering, including the overview of the underlying commodity and its historical performance, before you decide to invest.

1

Bear Market Buffered Securities Based on the Performance of Copper due February
23, 2017 Principal at Risk Securities

Risk Factors

The securities do not pay interest or guarantee a return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the arithmetic average of the commodity prices on the final averaging dates, which we refer to as the final commodity price. If the final commodity price has increased by an amount greater than 15% from the initial commodity price, you will receive for each security that you hold a payment at maturity that is less than the stated
principal amount of each security by an amount proportionate to the increase in the price of the underlying commodity above 115% of the initial commodity price times the downside factor of 1.1765. There is no minimum payment at maturity.
Accordingly, you could lose your entire investment in the securities. If the final commodity price has increased by 100% or more from the initial commodity price, you will lose your entire initial investment in the securities.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan
Stanley's ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan
Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley's credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The amount payable on the securities is not linked to the value of the underlying commodity at any time other than the final averaging dates. The final commodity price will be based on the arithmetic average of the commodity prices on the final averaging dates, subject to adjustment for non-trading days and certain market disruption events.  Even if the price of the underlying commodity drops to a price less than the initial commodity price prior to the final averaging dates but then increases by the final averaging dates, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying commodity prior to such increase. Although the actual price of the underlying commodity on the maturity date or at other times during the term of the securities may be lower than the final commodity price, the payment at maturity will be based solely on the commodity price on the final averaging dates.

The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS and Co. may be willing to purchase or sell the securities in the secondary market, including:

o the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices; o whether or not the price of the underlying commodity has increased from the initial commodity price by an amount greater than the buffer amount of 15%; o trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity; o interest and yield rates in the market; o geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity; o the time remaining until the maturity of the securities; and o any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is above the buffer amount or it is believed to be likely to do so in light of the then current price of the underlying commodity.
Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above.

You cannot predict the future performance of the underlying commodity based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the securities.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of copper and not to a diverse basket of commodities or a broad-based commodity index. The price of copper may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of copper may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

The price of copper may change unpredictably and affect the value of the securities in unforeseen ways. The price of copper has fluctuated widely over the past several years. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper. The main sources of copper are mines in Latin America and
Eastern Europe and copper is refined mainly in Latin America, Australia and
Asia. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of copper may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Bear Market Buffered Securities Based on the Performance of Copper due February
23, 2017 Principal at Risk Securities

Risk Factors

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the securities.

Investing in the securities is not equivalent to investing directly in or taking a short position in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. Investing in the securities is not equivalent to investing directly in or taking a short position in the underlying commodity or in futures contracts or in forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter -party to futures contracts or forward contracts on the underlying commodity.

Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading
Commission, commonly referred to as the "CFTC," and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 18-month term of the securities. The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities. MS and Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS and Co. is willing to transact. If, at any time, MS and Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially decrease the initial commodity price, and, as a result, could decrease the buffer amount, which is the price at or below which the final commodity price must be on the final averaging dates so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, including the commodity price on the final averaging dates, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any

Bear Market Buffered Securities Based on the Performance of Copper due February
23, 2017 Principal at Risk Securities

Risk Factors

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.
Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS and Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging -related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS and Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.
As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS and Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also "The market price of the securities may be influenced by many unpredictable factors" above.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MSCG will determine the initial commodity price, the final commodity price and whether the final commodity price is greater than the initial commodity price or the buffer amount, as applicable, on the final averaging dates, the commodity percent change and whether a market disruption event has occurred.
Additionally, the calculation agent will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see "Description of Securities
--Payment at Maturity," "--Initial Commodity Price," "--Initial Commodity
Price," "--Commodity Price," "--Commodity Percent Change," "--Final Averaging
Dates," "--Trading Day," "--Calculation Agent," "--Market Disruption Event,"
and "--Alternate Exchange Calculation in Case of an Event of Default" in the
accompanying preliminary pricing supplement.  In addition, MS and Co. has determined the estimated value of the securities on the pricing date.

You can review a graph setting forth the historical performance of the underlying commodity in the preliminary pricing supplement describing the terms of the securities. You cannot predict the future performance of the underlying commodity based on its historical performance.

U.S. federal income tax consequences.  Please read the discussion of United
States federal tax consequences, and any related risk factors, in the preliminary pricing supplement describing the terms of the securities.

Bear Market Buffered Securities Based on the Performance of Copper due February
23, 2017 Principal at Risk Securities

Important Information

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The securities are not bank deposits and are not insured by the Federal Deposit
Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The information provided herein was prepared by sales, trading, or other non-research personnel of one of the following: Morgan Stanley and Co. LLC,
Morgan Stanley and Co. International PLC, Morgan Stanley MUFG Securities Co.,
Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited
(together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research
Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author's and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixed Income Research Departments or
others in the Firm.

Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 975 of the Dodd-Frank Wall Street
Reform and Consumer Protection Act.

This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under applicable law) from Morgan
Stanley with respect to an employee benefit plan or to any person acting as a
Fiduciary for an employee benefit plan, or as a primary basis for any particular plan investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect to their accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as
"prime broker" and lender for a number of hedge funds. As a result, Morgan
Stanley may indirectly benefit from increases in investments in hedge funds.
Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor's currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein. Transaction costs
(such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed.
Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contained in this communication.